As filed with the Securities and Exchange Commission on January 30, 2019
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
_______________________________________________________
GRIFFIN-AMERICAN HEALTHCARE REIT III, INC.
(Exact Name of Registrant as Specified in Its Charter)
_______________________________________________________

Maryland	18191 Von Karman Avenue, Suite 300 Irvine, California 92612 (949) 270-9200	46-1749436
(State or Other Jurisdiction of Incorporation or Organization)	(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)	(I.R.S. Employer Identification Number)

_______________________________________________________

Jeffrey T. Hanson
Chief Executive Officer and Chairman of the Board of Directors
Griffin-American Healthcare REIT III, Inc.
18191 Von Karman Avenue, Suite 300
Irvine, California 92612
(949) 270-9200
(949) 474-0442 (Facsimile)
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)
_______________________________________________________
Copies to:
Lauren Burnham Prevost, Esq.
Seth K. Weiner, Esq.
Morris, Manning & Martin, LLP
1600 Atlanta Financial Center
3343 Peachtree Road, N.E.
Atlanta, Georgia 30326-1044
(404) 233-7000
_______________________________________________________
Approximate date of commencement of proposed sale to the public: As soon as practicable following effectiveness of this Registration Statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☑
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☑	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.01 par value per share	21,344,717 shares	$9.37	$200,000,000	$24,240 (2)

(1)
The proposed maximum offering price per share will equal the most recently disclosed estimated per share value of common stock, or Estimated Per Share NAV, approved by our board of directors. On October 3, 2018, our board of directors established our most recent Estimated Per Share NAV of $9.37. In the event we update our Estimated Per Share NAV, we will update the price per share accordingly.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o), promulgated under the Securities Act of 1933, as amended.

Prospectus

Griffin-American Healthcare REIT III, Inc.
Distribution Reinvestment Plan
$200,000,000 of Shares of Common Stock
______________________________________
Griffin-American Healthcare REIT III, Inc. is a Maryland corporation that invests in a diversified portfolio of real estate properties, focusing primarily on medical office buildings, hospitals, skilled nursing facilities, senior housing and other healthcare-related facilities. We have also originated and acquired secured loans and may also originate and acquire other real estate-related investments on an infrequent and opportunistic basis. We qualified and elected to be taxed as a real estate investment trust, or REIT, under the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, for federal income tax purposes beginning with our taxable year ended December 31, 2014, and we intend to continue to qualify to be taxed as a REIT.
We have established an Amended and Restated Distribution Reinvestment Plan, or DRIP, designed to provide existing holders of shares of our common stock with a convenient method to designate the cash distributions paid in connection with their shares for reinvestment in additional shares of our common stock through the DRIP. Some of the significant features of the DRIP are as follows:

•	Our current stockholders may purchase additional shares, if desired, by automatically reinvesting their cash distributions in shares under the DRIP.

•	Participants in the DRIP can choose to have all or a portion of the cash distributions paid in connection with their shares reinvested in shares through the DRIP.

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The purchase price for shares under the DRIP will equal the most recently disclosed estimated per share value of our common stock, or Estimated Per Share NAV, as determined by our board of directors. On October 3, 2018, our board of directors established our most recent Estimated Per Share NAV of $9.37. In the event we update our Estimated Per Share NAV, we will update the price per share accordingly.

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Eligible participants may participate in the DRIP by completing and executing an Enrollment Form. The Enrollment Form is attached to this prospectus or may be obtained at any time by calling Griffin-American Healthcare REIT III, Inc., c/o DST Systems, Inc. at (888) 926-2688 or by writing to them at P.O. Box 219133, Kansas City, Missouri 64121-9133. If you are already enrolled in the DRIP, no action is required.

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Participants may terminate participation in the DRIP at any time without penalty by delivering written notice to us. A withdrawal from participation in the DRIP will be effective with respect to distributions for a distribution period only if written notice of termination is received at least ten days prior to the last day of such distribution period.

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We will offer shares pursuant to the DRIP until we sell all $200,000,000 of shares of our common stock in this offering; provided, however, that our board of directors may amend or terminate the DRIP for any reason, other than an amendment to provide for selling commissions or dealer manager fees to be paid for shares purchased pursuant to the DRIP or to revoke a participant’s right to terminate or modify participation in the DRIP, by providing ten days’ written notice to participants in the plan.

•	Cash distributions are still taxable even though they will be reinvested in shares pursuant to the DRIP.

•	There is no public trading market for the shares, and there can be no assurance that a market will develop in the future.

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You should carefully consider the specific risks set forth under the caption “Risk Factors” under Item 1A of Part I of our most recent Annual Report on Form 10-K and Item 1A of Part II of our Quarterly Reports on Form 10-Q, which are incorporated by reference into this prospectus, before making an investment decision.

 _______________________________________
The Offering:

	Number of Shares Being Offered	Offering Price Per Share		Maximum Proceeds (Before Expenses)
Common Stock, $0.01 par value per share	21,344,717	$9.37	(1)	$200,000,000
__________

(1)
The proposed maximum offering price per share will equal the most recently disclosed Estimated Per Share NAV, as determined by the board of directors. On October 3, 2018, our board of directors established our most recent Estimated Per Share NAV of $9.37. In the event we update our Estimated Per Share NAV, we will update the price per share accordingly.

Neither the Securities and Exchange Commission, the Attorney General of the State of New York nor any other state securities regulator has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
No one is authorized to make any statement about this offering different from those that appear in this prospectus. The use of projections or forecasts in this offering is prohibited. Any representation to the contrary and any predictions, written or oral, as to the amount or certainty of any present or future cash benefit or tax consequence that may flow from an investment in this offering is not permitted.
Griffin-American Healthcare REIT III, Inc. is not a mutual fund or any other type of investment company within the meaning of the Investment Company Act of 1940 and is not subject to regulation thereunder.
 ______________________________________
The date of this prospectus is January 30, 2019

SUITABILITY STANDARDS
We have established minimum suitability standards for investors interested in purchasing shares of our common stock. These minimum suitability standards require that a purchaser of shares have, excluding the value of a purchaser’s home, furnishings and automobiles, either:

•	a net worth of at least $250,000; or

•	a gross annual income of at least $70,000 and a net worth of at least $70,000.
Certain states have established suitability standards different from those we have established. Shares will be sold to investors in these states only if they meet the additional suitability standards set forth below:

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Alabama and Oregon — In addition to meeting any suitability requirements described above, an investor’s investment in shares of our common stock and in affiliated programs cannot exceed 10.0% of that investor’s liquid net worth.

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California — An investor must have, excluding the value of the investor’s home, furnishings and automobiles, either (1) a net worth of at least $250,000 or (2) a gross annual income of at least $85,000 and a net worth of at least $150,000. In addition, an investor’s investment in shares of our common stock cannot exceed 10.0% of that investor’s net worth. Additionally, the exemption for secondary trading under California Corporations Code Section 25104(h) will not be available to investors, although other exemptions may be available to cover private sales by the bona fide owner of shares of our common stock for their own account without advertising and without being effected through a broker-dealer in a public offering.

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Iowa — An investor must have, excluding the value of the investor’s home, furnishings and automobiles, either (1) a net worth of at least $300,000 or (2) a gross annual income of at least $70,000 and a net worth of at least $100,000. In addition, an investor’s investment in shares of our common stock cannot exceed 10.0% of that investor’s liquid net worth. For purposes of this limitation, liquid net worth is defined as that portion of an investor’s total net worth that consists of cash, cash equivalents and readily marketable securities.

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Kansas — It is recommended by the Office of the Kansas Securities Commissioner that investors in Kansas limit their aggregate investment in shares of our common stock and other non-traded real estate investment trusts to not more than 10.0% of their liquid net worth. For purposes of this recommendation to investors in Kansas, liquid net worth is defined as that portion of an investor’s total net worth that consists of cash, cash equivalents and readily marketable securities.

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Kentucky and Tennessee — In addition to meeting the general suitability requirements described above, an investor’s investment in shares of our common stock cannot exceed 10.0% of that investor’s liquid net worth.

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Maine — It is recommended by the Maine Office of Securities that investors in Maine limit their aggregate investment in shares of our common stock and similar direct participation program investments to not more than 10.0% of their liquid net worth. For purposes of this recommendation to investors in Maine, liquid net worth is defined as that portion of an investor’s total net worth that consists of cash, cash equivalents and readily marketable securities.

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Massachusetts — In addition to meeting the general suitability requirements described above, an investor’s investment in shares of our common stock and other illiquid direct participation programs cannot exceed 10.0% of that investor’s liquid net worth.

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Michigan — In addition to meeting the general suitability standards described above, it is recommended by the Michigan Securities Division that investors in Michigan limit their aggregate investment in shares of our common stock to not more than 10.0% of their liquid net worth. For purposes of this recommendation to investors in Michigan, liquid net worth is defined as that portion of an investor’s total net worth that consists of cash, cash equivalents and readily marketable securities that may be converted into cash within one year.

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New Jersey — An investor must have, excluding the value of the investor’s home, furnishings and automobiles, either (1) a liquid net worth of at least $350,000 or (2) a gross annual income of at least $85,000 and a liquid net worth of at least $150,000. In addition, an investor’s investment in shares of our common stock, shares of affiliated programs and other non-publicly traded direct participation programs (including real estate investment trusts, business development programs, oil and gas programs, equipment leasing programs and commodity pools, but excluding unregistered, federally and state exempt private offerings) cannot exceed 10.0% of that investor’s liquid net worth. For purposes of these suitability standards for investors in New Jersey, liquid net worth is defined as that portion of an investor’s total net worth (total assets exclusive of home, furnishings and automobiles, minus total liabilities) that consists of cash, cash equivalents and readily marketable securities.

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New Mexico — In addition to meeting the general suitability requirements described above, an investor’s aggregate investment in shares of our common stock, our affiliates and other non-traded real estate investment trusts cannot exceed 10.0% of that investor’s liquid net worth.

•	North Dakota — In addition to meeting the general suitability requirements described above, an investor’s investment in shares of our common stock cannot exceed 10.0% of that investor’s net worth.

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Ohio — In addition to meeting the general suitability standards described above, an investor’s aggregate investment in shares of our common stock, our affiliates and other non-traded real estate investment trusts cannot exceed 10.0% of that investor’s liquid net worth. For purposes of this limitation, liquid net worth is defined as that portion of an investor’s total net worth (total assets exclusive of primary residence, home furnishings and automobiles minus total liabilities) that consists of cash, cash equivalents and readily marketable securities.

In the case of sales to fiduciary accounts (such as an IRA, Keogh Plan, pension plan or profit sharing plan), these suitability standards must be met by the beneficiary, the fiduciary account or by the person who directly or indirectly supplied the funds for the purchase of the shares of our common stock if that person is the fiduciary. In the case of gifts to minors, the suitability standards must be met by the custodian account or by the donor.

Our co-sponsors and each person or entity selling shares on our behalf shall make every reasonable effort to determine that the purchase of our shares is a suitable and appropriate investment for each investor. In making this determination, our co-sponsors and each person or entity selling shares on our behalf, based on information provided by you, including your age, investment objectives, income, net worth, financial situation and other investments held by you, considers whether you:

•	meet the minimum income and net worth standards established in your state;

•	can reasonably benefit from an investment in shares of our common stock based on your overall investment objectives and portfolio structure;

•	are able to bear the economic risk of the investment based on your overall financial situation; and

•	have an apparent understanding of:

•	the fundamental risks of an investment in our common stock;

•	the risk that you may lose your entire investment;

•	the lack of liquidity of shares of our common stock;

•	the restrictions on transferability of shares of our common stock;

•	the background and qualifications of our advisor; and

•	the tax consequences of an investment in shares of our common stock.
In addition, you must notify us immediately in the event that there is any material change in your financial condition, as compared to information previously provided to us, or inaccuracy of any representation under the subscription agreement for your initial purchase of shares of our common stock. A material change shall include any anticipated or actual material decrease in net worth or annual gross income, or any other material change in circumstances that may be likely to cause you to fail to meet the minimum income and net worth standards set forth above for your initial purchase of shares of our common stock or cause your

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broker or financial advisor to determine that an investment in shares of our common stock is no longer suitable and appropriate for you.
Restrictions Imposed by the USA PATRIOT Act and Related Acts
In accordance with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, or the USA PATRIOT Act, the securities offered hereby may not be offered, sold, transferred or delivered, directly or indirectly, to any “unacceptable investor,” which means anyone who is acting, directly or indirectly:

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in contravention of any U.S. or international laws and regulations, including without limitation any anti-money laundering or anti-terrorist financing sanction, regulation or law promulgated by the Office of Foreign Assets Control of the United States Department of the Treasury, or OFAC, or any other U.S. governmental entity (such sanctions, regulations and laws, together with any supplement or amendment thereto, are referred to herein as the U.S. Sanctions Laws), such that the offer, sale or delivery, directly or indirectly, would contravene such U.S. Sanctions Laws; or

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on behalf of terrorists or terrorist organizations, including those persons or entities that are included on the List of Specially Designated Nationals and Blocked Persons maintained by OFAC, as such list may be amended from time to time, or any other lists of similar import as to any non-U.S. country, individual or entity.

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PROSPECTUS SUMMARY
Griffin-American Healthcare REIT III, Inc.
We are a Maryland corporation, formed on January 11, 2013. We qualified and elected to be taxed as a REIT for federal income tax purposes beginning with the taxable year ended December 31, 2014. Our primary investment objectives are:

•	to preserve, protect and return your capital contributions;

•	to pay regular cash distributions; and

•	to realize growth in the value of our investments upon our ultimate sale of such investments.
We invest in a diversified portfolio of real estate properties, focusing primarily on medical office buildings, hospitals, skilled nursing facilities, senior housing and other healthcare-related facilities. We have also originated and acquired secured loans and may also originate and acquire other real estate-related investments on an infrequent and opportunistic basis.
Our headquarters are located at 18191 Von Karman Avenue, Suite 300, Irvine, California 92612. Our telephone number is (949) 270-9200 and our fax number is (949) 474-0442. We maintain a website at www.healthcarereit3.com where you can find additional information about us.
On February 26, 2014, we commenced a best efforts initial public offering, or our initial offering, in which we offered to the public up to $1,900,000,000 in shares of our common stock. As of April 22, 2015, the deregistration date of our initial offering, we had received and accepted subscriptions in our initial offering for 184,930,598 shares of our common stock, or $1,842,618,000, excluding shares of our common stock issued pursuant to our initial distribution reinvestment plan, or the Initial DRIP. As of April 22, 2015, a total of $18,511,000 in distributions were reinvested that resulted in 1,948,563 shares of our common stock being issued pursuant to the Initial DRIP.
On March 25, 2015, we filed a Registration Statement on Form S-3 under the Securities Act of 1933, as amended, or the Securities Act, to register a maximum of $250,000,000 of additional shares of our common stock pursuant to the Initial DRIP, or the Secondary DRIP Offering. The Registration Statement on Form S-3 was automatically effective with the United States Securities and Exchange Commission, or SEC, upon its filing; however, we did not commence offering shares pursuant to the Secondary DRIP Offering until April 22, 2015, following the deregistration of our initial offering. Effective October 5, 2016, our board of directors amended and restated the Initial DRIP and approved the DRIP, to amend the price at which shares of our common stock are issued pursuant to the Secondary DRIP Offering. As of January 25, 2019, a total of $236,122,000 in distributions were reinvested and 25,396,803 shares of our common stock were issued pursuant to the Secondary DRIP Offering.
As of January 25, 2019, we owned and/or operated 97 properties, comprising 101 buildings, and 112 integrated senior health campuses including completed development projects, or approximately 13,251,000 square feet of gross leasable area, or GLA, for an aggregate contract purchase price of $2,940,990,000. In addition, as of January 25, 2019, we had invested $89,079,000 in real estate-related investments, net of principal repayments.
Our Advisor
We are advised by Griffin-American Healthcare REIT III Advisor, LLC, or our advisor. Our advisor is a subsidiary of and jointly owned by our co-sponsors, American Healthcare Investors, LLC, or American Healthcare Investors, and Griffin Capital Company, LLC, or Griffin Capital. Our advisor, which was formed in Delaware on January 11, 2013, is responsible for supervising and managing our day-to-day operations.
Our advisor will use its best efforts, subject to the oversight, review and approval of our board of directors, to, among other things, research, identify, review and make investments in and dispositions of properties and securities on our behalf consistent with our investment policies and objectives. Our advisor performs its duties and responsibilities under an advisory agreement, or the advisory agreement, as our fiduciary. The advisory agreement is for a one-year term and is reconsidered on an annual basis by our independent directors. All of our officers are managing directors, officers or employees of American Healthcare Investors or its affiliates.

Our Co-Sponsors

American Healthcare Investors
American Healthcare Investors, the managing member and 75.0% owner of our advisor, is an investment management firm formed in October 2014 that specializes in the acquisition and management of healthcare-related real estate. American Healthcare Investors is 47.1% owned by AHI Group Holdings, LLC, or AHI Group Holdings, an investment management firm formed in

August 2011 that has specialized in the acquisition and management of healthcare-related real estate and founded by Jeffrey T. Hanson, our Chief Executive Officer and Chairman of our Board of Directors; Danny Prosky, our President, Chief Operating Officer and a director; and Mathieu B. Streiff, our Executive Vice President, General Counsel. Nationally recognized real estate executives, Messrs. Hanson, Prosky and Streiff have directly overseen approximately $26 billion in combined acquisition and disposition transactions, approximately $16 billion of which has been healthcare-related. Colony Capital, Inc., or Colony Capital, indirectly owns approximately 45.1% of American Healthcare Investors and James F. Flaherty, III, a former partner of Colony Capital and the former Chairman and Chief Executive Officer of HCP, Inc., or HCP, a publicly-traded healthcare REIT, owns approximately 7.8% of American Healthcare Investors. Colony Capital and its affiliates serve as the advisor and/or sponsor to other investment vehicles that invest in healthcare real estate and healthcare real estate-related assets, as well as other assets. American Healthcare Investors is managed by an Executive Committee comprised of three AHI Group Holdings designees, which are currently Messrs. Hanson, Prosky and Streiff, and two Colony Capital designees, which are currently Mr. Richard S. Welch, Managing Director at Colony Capital, and Ms. Ann B. Harrington, Senior Vice President, Associate General Counsel of Colony Capital; provided, however, that as long as AHI Group Holdings and Colony Capital maintain certain minimum ownership thresholds in American Healthcare Investors, certain major decisions require the approval of a majority of the members of the Executive Committee, including the approval of both Colony Capital Executive Committee designees.

American Healthcare Investors manages an approximately 17 million-square-foot portfolio of healthcare real estate valued at approximately $3.7 billion, based on aggregate purchase price, on behalf of multiple investment programs that include thousands of individual and institutional investors. As of September 30, 2018, this international portfolio includes approximately 270 buildings comprised of medical office buildings, hospitals, senior housing, skilled nursing facilities and integrated senior care campuses located throughout the United States and the United Kingdom.

Included in this managed portfolio are properties owned by Griffin-American Healthcare REIT IV, Inc., or GA Healthcare REIT IV, a publicly-registered, non-traded REIT co-sponsored by American Healthcare Investors. GA Healthcare REIT IV is the only other real estate program currently sponsored by American Healthcare Investors, although American Healthcare Investors previously served as the co-sponsor of Griffin-American Healthcare REIT II, Inc., or GA Healthcare REIT II, a publicly-registered, non-traded REIT that was acquired by NorthStar Realty Finance Corp., a diversified commercial real estate company that was organized as a publicly-traded REIT listed on the NYSE and externally managed by affiliates of Colony Capital pursuant to a merger with GA Healthcare REIT II in December 2014 for approximately $4 billion in a combination of common stock and cash. Prior to completion of the merger, GA Healthcare REIT II had completed 77 acquisitions comprising approximately 11.6 million square feet of GLA for an aggregate contract purchase price of approximately $3 billion.

Griffin Capital

Griffin Capital is a leading alternative investment asset manager. Founded in 1995, Griffin Capital has owned, managed, sponsored or co-sponsored approximately $16.8 billion in assets. The privately held firm is led by a seasoned team of senior executives with more than two decades of investment and real estate experience and who collectively have executed more than 650 transactions valued at over $22 billion. The firm manages, sponsors or co-sponsors a suite of carefully curated, institutional quality investment solutions distributed by Griffin Capital Securities, LLC to retail investors through a community of partners, including independent and insurance broker-dealers, wirehouses, registered investment advisory firms and the financial advisors who work with these enterprises.

Griffin Capital’s alternative investment solutions include three groups of complementary products: non-listed real estate investment trusts, interval funds in the company’s Institutional Access fund family and Delaware Statutory Trusts. The firm’s investment strategies include diversified core real estate and global corporate credit securities, as well as direct real estate ownership in sector-specific portfolios focused on net leased essential office and industrial assets, clinical healthcare properties, grocery-anchored shopping centers and multifamily real estate assets. These solutions include: Griffin Capital Essential Asset REIT II, Inc., Griffin Institutional Access Credit Fund, Griffin Institutional Access Real Estate Fund, Griffin Institutional Property Exchange DSTs, Phillips Edison Grocery Center REIT III, Inc. and our company. Griffin Capital, through its indirect wholly-owned subsidiary, Griffin Capital Strategic Holdings Company, LLC, indirectly owns 25.0% of our advisor.
Our Operating Partnership
We own substantially all of our assets through our operating partnership, Griffin-American Healthcare REIT III Holdings, LP, or its subsidiaries. We are the sole general partner of our operating partnership and our advisor is a limited partner of our operating partnership. Our advisor has certain subordinated distribution rights in addition to its rights as a limited partner in the event certain performance-based conditions are satisfied.

Our Management
We operate under the direction of our board of directors, the members of which are accountable to us and our stockholders as fiduciaries. The board of directors is responsible for the management and control of our affairs. Currently we have five directors, Jeffrey T. Hanson, Danny Prosky, Harold H. Greene, J. Grayson Sanders and Gerald W. Robinson. Our charter requires that a majority of our directors be independent of our co-sponsors, our advisor or any of their affiliates. Messrs. Greene, Sanders and Robinson serve as our independent directors. Our charter also provides that our independent directors are responsible for reviewing the performance of our advisor and must approve our investments and other matters set forth in our charter. Our directors are elected annually by the stockholders. Although we have executive officers who manage our operations, we do not have any paid employees.
Our REIT Status
As a REIT, we generally will not be subject to federal income tax on income that we distribute to our stockholders. Under the Internal Revenue Code, REITs are subject to numerous organizational and operational requirements, including a requirement that they distribute at least 90.0% of their taxable income, excluding income from operations or sales through taxable REIT subsidiaries. If we fail to qualify for taxation as a REIT in any year, our income will be taxed at regular corporate rates, and we may be precluded from qualifying for treatment as a REIT for the four-year period following our failure to qualify. Even if we qualify as a REIT for federal income tax purposes, we may still be subject to state and local taxes on our income and property and to federal income and excise taxes on our undistributed income.
Terms of the Offering
We currently are offering up to $200,000,000 of shares of our common stock to our existing stockholders pursuant to the DRIP. The purchase price for shares under the DRIP will equal the most recently disclosed Estimated Per Share NAV, as determined by our board of directors. On October 3, 2018, our board of directors established our most recent Estimated Per Share NAV of $9.37. In the event we update our Estimated Per Share NAV, we will update the price per share accordingly. We will offer shares pursuant to the DRIP until we sell all $200,000,000 of shares of our common stock in this offering; provided, however, that our board of directors may amend or terminate the DRIP for any reason, other than an amendment to provide for selling commissions or dealer manager fees to be paid for shares purchased pursuant to the DRIP or to revoke a participant’s right to terminate or modify participation in the DRIP, by providing ten days’ written notice to participants in the plan. This offering must be registered or exempt from registration in every state in which we offer or sell shares. If this offering is not exempt from registration, the required registration generally is for a period of one year. Therefore, we may have to stop selling shares in any state in which the registration is not renewed annually and the offering is not otherwise exempt from registration.
Distribution Reinvestment Plan
This prospectus describes the DRIP, which is designed to offer our existing stockholders a convenient method for purchasing additional shares of our common stock by reinvesting cash distributions without paying any selling commissions, fees or service charges. Regardless of your participation in the DRIP, you will be taxed on your distributions to the extent they constitute taxable income, and participation in the DRIP would mean that you will have to rely solely on sources other than distributions from which to pay such taxes. As a result, you may have a tax liability without receiving cash distributions to pay such liability. Our board of directors may terminate the DRIP in its discretion at any time upon ten days’ written notice to plan participants.
Use of Proceeds
The proceeds raised pursuant to the DRIP will be used for general corporate purposes, including, but not limited to, investment in real estate and other real estate-related investments, payment of operating expenses, capital expenditures, fees and other costs, repayment of debt and funding for our share repurchase plan.
Incorporation by Reference
This prospectus incorporates by reference several documents previously filed with the SEC, including, but not limited to, our Annual Report on Form 10-K for the year ended December 31, 2017, as well as all future documents we file pursuant to certain sections of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These documents contain information about us which supplements the information in this prospectus. See the “Incorporation of Certain Information by Reference” section of this prospectus.

RISK FACTORS
You should carefully consider the specific risks set forth under the caption “Risk Factors” under Item 1A of Part I of our most recent Annual Report on Form 10-K, which is incorporated by reference into this prospectus, before making an investment decision, as the same may be updated from time to time by our future filings under the Exchange Act.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Some of the information in this prospectus contains forward-looking statements. Such statements include, in particular, statements about our plans, strategies and prospects. These forward-looking statements are not historical facts but are the intent, belief or current expectations of our business and industry. You can generally identify forward-looking statements by our use of forward-looking terminology, such as “may,” “anticipate,” “expect,” “intend,” “plan,” “believe,” “seek,” “estimate,” “would,” “could,” “should” and variations of these words and similar expressions. Discussions containing these forward-looking statements may be found, among other places, in the “Use of Proceeds” section of this prospectus and the “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections incorporated by reference from our most recent Annual Report on Form 10-K filed with the SEC, as well as any similar statements contained in future Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K which are hereby incorporated by reference upon their subsequent filing with the SEC. These forward-looking statements are or will be, as applicable, based largely on our expectations and projections about future events and future trends affecting our business. You should not rely on our forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control, that could cause actual results to differ materially from those anticipated in the forward-looking statements.
Our actual results of operations and execution of our business strategy could differ materially from those expressed in, or implied by, the forward-looking statements. In addition, past financial and/or operating performance is not necessarily a reliable indicator of future performance and you should not use our historical performance to anticipate results or future period trends. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on our results of operations and financial condition. Except as required by law, we undertake no obligation to publicly revise our forward-looking statements to reflect events or circumstances that arise after the date of this prospectus or the date of documents incorporated by reference in this prospectus that include forward-looking statements.

SUMMARY OF THE DISTRIBUTION REINVESTMENT PLAN
Purpose of the DRIP
The DRIP is designed generally to offer our existing stockholders a convenient method of purchasing additional shares of our common stock by reinvesting cash distributions without paying any selling commissions, fees or other organizational and offering expenses. We will use the proceeds received from sales of the shares for general corporate purposes, including, but not limited to, investment in real estate and other real estate-related investments, payment of operating expenses, capital expenditures, fees and other costs, repayment of debt and funding for our share repurchase plan. The following is a summary of the DRIP. See Exhibit A to this prospectus for the full text of the DRIP.
How to Enroll in the DRIP
You can participate in the DRIP if you currently own shares of our common stock and such shares are registered in your name. If you have shares registered in the name of someone else (for example, with a bank, broker or trustee), you will need to contact that entity to determine how to enroll in the DRIP.
Eligible participants may participate in the DRIP by completing and executing an Enrollment Form and returning it to Griffin-American Healthcare REIT III, Inc., c/o DST Systems, Inc. at P.O. Box 219133, Kansas City, Missouri 64121-9133. The Enrollment Form is attached to this prospectus or may be obtained at any time by calling Griffin-American Healthcare REIT III, Inc., c/o DST Systems, Inc. at (888) 926-2688 or by writing to the address specified above. Participation in the DRIP will commence with the next distribution payable after receipt of your election to participate, provided it is received at least ten days prior to the last day of the distribution period to which such distribution relates. If you are already enrolled in the DRIP, no action is required.
You will remain a participant of the DRIP until you deliver to us written notice of your desire to terminate your participation (described more fully below under the heading “Terminating Your Participation in the DRIP”).
Reinvestment of Your Distributions
If you choose to participate in the DRIP, the DRIP’s administrator will receive all cash distributions on the shares registered in your name and will apply such distributions to purchase additional shares for you directly from us. Participants can choose to have all or a portion of their distributions reinvested through the DRIP. Participants may also change the percentage of distributions that will be reinvested at any time by notifying the DRIP administrator.
The distributions paid on shares acquired through the DRIP will continue to be reinvested unless you elect to have them paid in cash by changing your investment option.
Source and Purchase Price of the Shares
There is no public trading market for the shares of our common stock, and there can be no assurance that a market will develop in the future. The purchase price for shares under the DRIP will equal the most recently disclosed Estimated Per Share NAV, as determined by our board of directors. On October 3, 2018, our board of directors established our most recent Estimated Per Share NAV of $9.37. In the event we update our Estimated Per Share NAV, we will update the price per share accordingly. The selling price may not be indicative of the price at which the shares may trade if they were listed on an exchange or of the proceeds that a stockholder may receive if we liquidated or dissolved.
When Shares Will Be Purchased
To the extent shares are available for purchase under the DRIP, shares will be purchased for you promptly following the payment date for the distribution to be used to purchase such shares. If sufficient shares are not available, any distribution funds that have not been invested in shares within 30 days after receipt and, in any event, by the end of the fiscal quarter in which they are received, will be distributed to the respective DRIP participant. Any interest earned on such accounts will be paid to us and will become our property. We intend to pay distributions monthly.
Cost of Participating in the Program
You will not incur any brokerage commissions, dealer manager fees or service charges when purchasing shares under the DRIP. All costs of administration of the DRIP will be borne by us.
Tracking Your Investment
Within 90 days after the end of each calendar year, the DRIP’s administrator will mail you a statement of account describing your distributions received, the number of shares purchased and the per share purchase price for such shares pursuant to the DRIP during the prior year. You are required to notify us in the event that there is any material change in your financial condition or if any representation made by you under the subscription agreement for your initial purchase of securities becomes inaccurate. Tax information regarding your participation in the DRIP will be sent to you at least annually.
In addition, our annual report contains information regarding our history of distribution payments. This annual report is mailed to our stockholders each year.
Book-Entry Evidence for Shares Acquired Under the DRIP
All shares that you purchase through the DRIP are recorded in your name on our books. No stock certificates will be issued because we do not issue stock certificates. The number of shares you hold in the DRIP will be shown on your regular statement of account.
Selling Shares Acquired Under the DRIP
You may sell the shares purchased through the DRIP, and your other shares, at any time, to any buyer that meets the applicable suitability standards unless such sale would cause the buyer to own more than 9.9% in value of our then outstanding capital stock or more than 9.9% in value or number of shares, whichever is more restrictive, of our then outstanding common stock. Such sale shall also be subject to any restrictions set forth in our charter or that we may impose on the sale of shares to protect our status as a REIT. However, there is currently no liquid market for our shares, and we do not expect one to develop. Consequently, there may not be a readily available buyer for your shares.
Your transfer of shares will terminate participation in the DRIP with respect to such transferred shares as of the first day of the distribution period in which such transfer is effective, unless the transferee of such shares in connection with such transfer demonstrates to the DRIP’s administrator that such transferee meets the requirements for participation in the DRIP and affirmatively elects to participate by delivering an executed Enrollment Form or other instrument required by the DRIP’s administrator.
Terminating Your Participation in the DRIP
You may terminate or modify your participation in the DRIP at any time upon written notice to the DRIP’s administrator. To be effective for any distribution period, such notice must be received by the DRIP’s administrator at least ten days prior to the last day of the distribution period.
The DRIP’s administrator may terminate your individual participation in the DRIP at any time by ten days’ prior written notice to you.
After termination of your participation in the DRIP, the DRIP’s administrator will send you funds in the amount of any distributions in your account that have not been invested in shares. Any future distributions with respect to your shares made after the effective date of the termination of your participation in the DRIP will be sent directly to you.
Tax Consequences of Your Participation in the DRIP
The reinvestment of distributions does not relieve you of any income tax which may be payable on such distributions. Distributions paid by us to you are treated as dividends to the extent that we have earnings and profits for federal income tax purposes. Any amount distributed in excess of our earnings and profits is applied as a return of capital, which results in a reduction in the adjusted basis of your shares. Once your adjusted basis in the shares is reduced to zero, any excess is treated as gain from the sale of shares.
If you participate in the DRIP, you will recognize taxable dividend income equal to the value of the shares received, even though you purchased shares and did not receive any cash. These deemed dividends will be treated as actual dividends paid from us to you and will retain the character and tax effects applicable to all dividends. One noteworthy tax effect is that REIT distributions generally are not considered “qualified dividend income” and thus are not eligible for the reduced tax rates otherwise available to non-corporate stockholders; subject to narrow exceptions, REIT distributions, including deemed dividends under the DRIP, will be subject to tax at ordinary income rates. In addition, as long as we remain qualified as a REIT, corporate stockholders will not be eligible for the dividends received deduction for any DRIP distributions. The shares received by you pursuant to the DRIP will have a holding period beginning with the day after the purchase, and an initial tax basis equal to their cost, which is the gross amount of the deemed distribution.
Tax-exempt stockholders, including IRAs, Keogh Plans, 401(k) plans and charitable remainder trusts, generally will not have to pay any taxes on distributions, including distributions reinvested under the DRIP. However, if a tax-exempt stockholder borrows to acquire shares, or if we become a pension-held REIT, distributions can be taxable.
The income tax consequences for participants who do not reside in the United States of America may vary from jurisdiction to jurisdiction.

The above discussion regarding the tax consequences of participating in the DRIP is intended only as a general discussion of the current federal income tax consequences of participating in the DRIP. Since each eligible participant’s financial situation is different, you should consult your individual tax advisor concerning any tax questions you may have about participation in the DRIP.
Amendment or Termination of the DRIP
We reserve the right to amend any aspect of the DRIP at our sole discretion and without the consent of stockholders, provided that notice of any amendment is mailed to participants at least ten days prior to the effective date of that amendment and provided that we may not amend the DRIP to provide for selling commissions or dealer manager fees to be paid for shares purchased pursuant to the DRIP or to revoke a participant’s right to terminate or modify participation in the DRIP. We also reserve the right to terminate the DRIP for any reason at any time by ten days’ prior written notice of termination to all participants.
After termination of the DRIP, the DRIP’s administrator will send you funds in the amount of any distributions in your account that have not been invested in shares. Any future distributions with respect to your shares made after the effective date of the termination of the DRIP will be sent directly to you.
Voting Rights of Shares Acquired Under the DRIP
Shares in your DRIP account will be voted as you direct. As a stockholder, you will receive proxy information in connection with any annual or special meeting of stockholders. This proxy will apply to all shares registered in your name, including all shares credited to your DRIP account. You may also vote your shares, including those credited to your DRIP account, in person at any annual or special meeting of stockholders.
Our Liability Under the DRIP
Neither our company nor the DRIP’s administrator has any responsibility or liability as to the value of the shares or any change in the value of the shares acquired for each participant’s account, and neither the company nor the DRIP’s administrator will be liable for any act done in good faith, or for any good faith omission to act. In addition, our charter provides that we will generally indemnify and hold harmless a director, an officer, or our advisor or any affiliate of our advisor acting as our agent against any and all losses or liabilities reasonably incurred by such party in connection with or by reason of any act or omission performed or omitted to be performed on our behalf in such capacity.
We have agreed to indemnify and hold harmless our advisor and its affiliates performing services for us from specific claims and liabilities arising out of the performance of their obligations under the advisory agreement. As a result, our stockholders and we may be entitled to a more limited right of action than they and we would otherwise have if these indemnification rights were not included in the advisory agreement.
The general effect to investors of any arrangement under which we agree to insure or indemnify any persons against liability is a potential reduction in distributions resulting from our payment of premiums associated with insurance or indemnification payments in excess of amounts covered by insurance. In addition, indemnification could reduce the legal remedies available to our stockholders and us against the officers and directors.
The SEC takes the position that indemnification against liabilities arising under the Securities Act is against public policy and unenforceable. Indemnification of our directors, our advisor or affiliates of our advisor will not be allowed for liabilities arising from or out of a violation of state or federal securities laws, unless one or more of the following conditions are met:

•	there has been a successful adjudication on the merits of each count involving alleged material securities law violations;

•	such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction; or

•
a court of competent jurisdiction approves a settlement of the claims against the indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which our securities were offered or sold as to indemnification for violations of securities laws.

Notwithstanding the foregoing, liability under the U.S. federal securities laws cannot be waived. Similarly, we have been advised that in the opinion of certain state securities commissioners, indemnification is also contrary to public policy and therefore unenforceable.
YOU SHOULD RECOGNIZE THAT YOU MAY NOT PROFIT, AND MAY INCUR A LOSS, ON THE SHARES YOU ACQUIRE UNDER THE DRIP.

Governing Law
The DRIP and the DRIP participants’ election to participate in the DRIP will be governed by the laws of the State of Maryland.
Contact for Documents Regarding the DRIP
All requests for forms regarding the DRIP and documents incorporated by reference into this prospectus should be sent to:

Griffin-American Healthcare REIT III, Inc.
c/o DST Systems, Inc.
P.O. Box 219133
Kansas City, MO 64121-9133
(888) 926-2688

USE OF PROCEEDS
The proceeds raised pursuant to the DRIP will be used for general corporate purposes, including, but not limited to, investment in real estate and other real estate-related investments, payment of operating expenses, capital expenditures, fees and other costs, repayment of debt and funding for our share repurchase plan. We cannot predict with any certainty the amount of DRIP proceeds that will be used for any of the above purposes, and we have no basis for estimating the number of shares that will be sold.
We will pay actual expenses incurred in connection with the registration and offering of the DRIP shares, including but not limited to legal fees, printing expenses, mailing costs, SEC and blue sky registration fees and other accountable offering expenses, in our sole discretion. These offering expenses are currently estimated to be approximately $104,240 (or less than 1.0% of the maximum DRIP proceeds).
PLAN OF DISTRIBUTION
We are offering up to $200,000,000 of shares of our common stock to our existing stockholders pursuant to the DRIP. The purchase price for shares under the DRIP will equal the most recently disclosed Estimated Per Share NAV, as determined by our board of directors. On October 3, 2018, our board of directors established our most recent Estimated Per Share NAV of $9.37. In the event we update our Estimated Per Share NAV, we will update the price per share accordingly. We have no basis for estimating the number of shares that will be sold.
We will not engage any person to participate in or facilitate the distribution of shares under the DRIP, and we will not pay any selling commissions, dealer manager fees or any other remuneration in connection with the sale of shares pursuant to the DRIP.
LEGAL MATTERS
Venable LLP has passed upon the legality of the common stock offered hereby.
EXPERTS
The consolidated financial statements, incorporated in this Prospectus by reference from the Annual Report on Form 10-K of Griffin-American Healthcare REIT III, Inc. for the year ended December 31, 2017, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. The documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the DRIP is terminated comprise the incorporated documents:

(a)
The description of our shares contained in the “Description of Capital Stock” and “Certain Provisions of Maryland Law and of Our Charter and Bylaws” sections of our Registration Statement on Form S-11 (Registration No. 333-186073) filed with the SEC on January 17, 2013, as amended;

(b)	Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on March 16, 2018;

(c)
Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2018, June 30, 2018 and September 30, 2018 filed with the SEC on May 15, 2018, August 14, 2018 and November 14, 2018, respectively;

(d)	Definitive Proxy Statement filed with the SEC on April 13, 2018 (solely to the extent incorporated by reference into the Annual Report on Form 10-K for the fiscal year ended December 31, 2017); and

(e)
Current Reports on Form 8-K filed with the SEC on February 20, 2018, March 19, 2018, March 30, 2018, May 17, 2018, June 11, 2018, June 26, 2018, August 16, 2018, August 31, 2018, September 28, 2018, October 4, 2018, October 5, 2018, December 10, 2018, December 13, 2018 and December 27, 2018.

It is specifically noted that any information that is deemed to be “furnished,” rather than “filed,” with the SEC is not incorporated by reference into this prospectus.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request of that person and at no cost, a copy of any document incorporated by reference into this prospectus (or incorporated into the documents that this prospectus incorporates by reference). Requests should be directed to Griffin-American Healthcare REIT III, Inc., c/o DST Systems, Inc., P.O. Box 219133, Kansas City, Missouri 64121-9133, telephone (888) 926-2688.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
We are subject to the information requirements of the Exchange Act. Therefore, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may inspect and copy reports, proxy statements and other documents we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, stockholders will receive annual reports containing audited financial statements with a report thereon by our independent registered public accounting firm, quarterly investment statements, which will generally include a summary of the amount you have invested, the monthly distributions paid and the amount of distributions reinvested pursuant to the DRIP, as applicable, and an annual Internal Revenue Service Form 1099, if applicable. This prospectus does not contain all information set forth in the Registration Statement on Form S-3 filed with the SEC, as amended, and exhibits thereto which we have filed with the SEC under the Securities Act and to which reference is hereby made. We file information electronically with the SEC, and the SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s web site is http://www.sec.gov.

______________________________________

Griffin-American Healthcare REIT III, Inc.

______________________________________

Prospectus

______________________________________

Distribution Reinvestment Plan
$200,000,000 of Shares of Common Stock

______________________________________

 ______________________________________
We have not authorized any dealer, salesperson or other individual to give any information or to make any representations that are not contained in this prospectus. If any such information or statements are given or made, you should not rely upon such information or representation. This prospectus does not constitute an offer to sell any securities other than those to which this prospectus relates, or an offer to sell, or a solicitation of an offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained or incorporated by reference herein is correct as of any time subsequent to the date of such information.

______________________________________
January 30, 2019
 ______________________________________

EXHIBIT A
AMENDED AND RESTATED
DISTRIBUTION REINVESTMENT PLAN
GRIFFIN-AMERICAN HEALTHCARE REIT III, INC.

Griffin-American Healthcare REIT III, Inc., a Maryland corporation (the “Company”), has adopted this Amended and Restated Distribution Reinvestment Plan (the “Plan”), to be administered by the Company or an unaffiliated third party (the “Administrator”) as agent for participants in the Plan (“Participants”), on the terms and conditions set forth below.
1. Election to Participate. Any purchaser of shares of common stock of the Company, par value $0.01 per share (the “Shares”), may become a Participant by making a written election to participate on such purchaser’s Subscription Agreement at the time of subscription for Shares. Any stockholder who has not previously elected to participate in the Plan may so elect at any time by completing and executing an authorization form obtained from the Administrator or any other appropriate documentation as may be acceptable to the Administrator. Participants in the Plan can choose to have all or a portion of their cash distributions (other than “Excluded Distributions” as defined below) with respect to all Shares owned by them reinvested pursuant to the Plan. Participants may also change the percentage of distributions that will be reinvested at any time by notifying the Administrator.
2. Distribution Reinvestment. The Administrator will receive all cash distributions (other than Excluded Distributions) paid by the Company or an Affiliated Participant with respect to Shares of Participants (collectively, the “Distributions”). Participation will commence with the next Distribution payable after receipt of the Participant’s election pursuant to Paragraph 1 hereof, provided it is received at least ten (10) days prior to the last day of the period to which such Distribution relates. Subject to the preceding sentence, regardless of the date of such election, a holder of Shares will become a Participant in the Plan effective on the first day of the period following such election, and the election will apply to all Distributions attributable to such period and to all periods thereafter. As used in this Plan, the term “Excluded Distributions” shall mean those cash or other distributions designated as Excluded Distributions by the Board of the Company.
3. General Terms of Plan Investments.
(a) The Company intends to offer Shares pursuant to the Plan at a price equal to the most recent estimated value of one share as determined by the Company’s board of directors, regardless of the price per Share paid by the Participant for the Shares in respect of which the Distributions are paid.
(b) Selling commissions will not be paid for the Shares purchased pursuant to the Plan.
(c) Dealer manager fees will not be paid for the Shares purchased pursuant to the Plan.
(d) For each Participant, the Administrator will maintain an account which shall reflect for each period in which Distributions are paid (a “Distribution Period”) the Distributions received by the Administrator on behalf of such Participant. A Participant’s account shall be reduced as purchases of Shares are made on behalf of such Participant.
(e) Distributions shall be invested in Shares by the Administrator promptly following the payment date with respect to such Distributions to the extent Shares are available for purchase under the Plan. If sufficient Shares are not available, any such funds that have not been invested in Shares within 30 days after receipt by the Administrator and, in any event, by the end of the fiscal quarter in which they are received, will be distributed to Participants. Any interest earned on such accounts will be paid to the Company and will become property of the Company.
(f) Participants may acquire fractional Shares so that 100% of the Distributions will be used to acquire Shares. The ownership of the Shares shall be reflected on the books of the Company or its transfer agent.
4. Absence of Liability. Neither the Company nor the Administrator shall have any responsibility or liability as to the value of the Shares or any change in the value of the Shares acquired for the Participant’s account. Neither the Company nor the Administrator shall be liable for any act done in good faith, or for any good faith omission to act hereunder.
5. Suitability. Each Participant shall notify the Administrator in the event that, at any time during his participation in the Plan, there is any material change in the Participant’s financial condition or inaccuracy of any representation under the Subscription Agreement for the Participant’s initial purchase of Shares. A material change shall include any anticipated or actual decrease in net worth or annual gross income or any other change in circumstances that would cause the Participant to fail to meet the minimum income and net worth standards set forth in the Company’s prospectus for the Participant’s initial purchase of Shares.

6. Reports to Participants. Within ninety (90) days after the end of each calendar year, the Administrator will mail to each Participant a statement of account describing, as to such Participant, the Distributions received, the number of Shares purchased and the per Share purchase price for such Shares pursuant to the Plan during the prior year. In accordance with Section 5 hereof, the Participant is required to notify the Administrator in the event there is any material change in the Participant’s financial condition or if any representation made by the Participant under the Subscription Agreement for the Participant’s initial purchase of Shares becomes inaccurate. All material information regarding the Distributions to the Participant and the effect of reinvesting such Distributions, including tax information regarding a Participant’s participation in the Plan, will be sent to each Participant by the Company or the Administrator at least annually.
7. Taxes. Taxable Participants may incur a tax liability for Distributions even though they have elected not to receive their Distributions in cash but rather to have their Distributions reinvested in Shares under the Plan.
8. Reinvestment in Subsequent Programs. The Company may determine, in its sole discretion, to cause the Administrator to provide to each Participant (other than Alabama investors, who are not eligible) notice of the opportunity to have some or all of such Participant’s Distributions (at the discretion of the Administrator and, if applicable, the Participant) invested through the Plan in any publicly offered limited partnership, real estate investment trust or other real estate program sponsored by the Company or subsequent publicly offered limited partnership, real estate investment trust or other real estate program sponsored by the Company or its affiliates (a “Subsequent Program”). If the Company makes such an election, Participants (other than Alabama investors, who are not eligible) may invest Distributions in equity securities issued by such Subsequent Program through the Plan only if the following conditions are satisfied:

(i)
prior to the time of such reinvestment, the Participant has received the final prospectus and any supplements thereto offering interests in the Subsequent Program and such prospectus allows investment pursuant to a distribution reinvestment plan;

(ii)	a registration statement covering the interests in the Subsequent Program has been declared effective under the Securities Act of 1933, as amended;

(iii)	the offering and sale of such interests are qualified for sale under the applicable state securities laws;

(iv)	the Participant executes the subscription agreement included with the prospectus for the Subsequent Program; and

(v)	the Participant qualifies under applicable investor suitability standards as contained in the prospectus for the Subsequent Program.
9. Termination.
(a) A Participant may terminate or modify his participation in the Plan at any time by written notice to the Administrator. To be effective for any Distribution, such notice must be received by the Administrator at least ten (10) days prior to the last day of the Distribution Period to which it relates.
(b) Prior to the listing of the Shares on a national securities exchange, a Participant’s transfer of Shares will terminate participation in the Plan with respect to such transferred Shares as of the first day of the Distribution Period in which such transfer is effective, unless the transferee of such Shares in connection with such transfer demonstrates to the Administrator that such transferee meets the requirements for participation hereunder and affirmatively elects participation by delivering an executed authorization form or other instrument required by the Administrator.
10. State Regulatory Restrictions. The Administrator is authorized to deny participation in the Plan to residents of any state or foreign jurisdiction that imposes restrictions on participation in the Plan that conflict with the general terms and provisions of this Plan, including, without limitation, any general prohibition on the payment of broker-dealer commissions for purchases under the Plan.
11. Amendment or Termination by Company.
(a) The terms and conditions of this Plan may be amended by the Company at any time, including but not limited to an amendment to the Plan to substitute a new Administrator to act as agent for the Participants, by mailing an appropriate notice at least ten (10) days prior to the effective date thereof to each Participant; provided however, the Company may not amend the Plan to (a) provide for selling commissions or dealer manager fees to be paid for shares purchased pursuant to this Plan or (b) to revoke a Participant’s right to terminate or modify his participation in the Plan.
(b) The Administrator may terminate a Participant’s individual participation in the Plan and the Company may terminate the Plan itself, at any time by providing ten (10) days’ prior written notice to a Participant, or to all Participants, as the case may be.

(c) After termination of the Plan or termination of a Participant’s participation in the Plan, the Administrator will send to each Participant funds in the amount of any Distributions in the Participant’s account that have not been invested in Shares. Any future Distributions with respect to such former Participant’s Shares made after the effective date of the termination of the Participant’s participation will be sent directly to the former Participant.
12. Participation by Limited Partners of Griffin-American Healthcare REIT III Holdings, LP. For purposes of this Plan, “stockholders” shall be deemed to include limited partners of Griffin-American Healthcare REIT III Holdings, LP (the “Partnership”), “Participants” shall be deemed to include limited partners of the Partnership that elect to participate in the Plan, and “Distribution,” when used with respect to a limited partner of the Partnership, shall mean cash distributions on limited partnership interests held by such limited partner.
13. Governing Law. This Plan and the Participants’ election to participate in the Plan shall be governed by the laws of the State of Maryland.
14. Notice. Any notice or other communication required or permitted to be given by any provision of this Plan shall be in writing and, if to the Administrator, addressed to Griffin-American Healthcare REIT III, Inc. Distribution Reinvestment Plan Administrator, c/o DST Systems, Inc., P.O. Box 219133, Kansas City, Missouri 64121-9133, or such other address as may be specified by the Administrator by written notice to all Participants. Notices to a Participant may be given by letter addressed to the Participant at the Participant’s last address of record with the Administrator. Each Participant shall notify the Administrator promptly in writing of any changes of address.

GRIFFIN-AMERICAN HEALTHCARE REIT III

DISTRIBUTION REINVESTMENT FORM

Complete this form and return to address below or fax to 855-886-9862 (toll free).

Mail To: Griffin Capital Corporation
C/O DST Systems, Inc.
P.O. Box 219133
Kansas City, MO 64121-9133

☐ **By checking the box, I agree that I have read the Prospectus and have reviewed the Amended and Restated Distribution Reinvestment Plan ("DRIP") for Griffin-American Healthcare REIT III, Inc. (the "Company"). I elect to participate in the DRIP and hereby appoint the Company (or any designee or successor), acting as DRIP Administrator, as my agent to receive cash distributions that may hereafter become payable to me in shares of the Company's common stock, $0.01 par value per share (the "Common Stock"), registered in my name as set forth below, and authorize the Company to apply such distributions to the purchase of full shares and fractional interests in shares of the Common Stock as follows:**

_____% DRIP _____% cash (must equal 100%)

I understand that the purchase will be made under the terms and conditions of the DRIP as described in the Prospectus and that I may revoke this authorization at any time by notifying the DRIP Administrator, in writing, or my desire to terminate my participation.

INVESTOR ACCOUNT INFORMATION

INVESTOR NAME(S)

☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐

INVESTOR NAME(S)

☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐

PHONE NUMBER

☐☐☐ - ☐☐☐ - ☐☐☐☐

E-MAIL ADDRESS

☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐

LAST 4-DIGITS OF PRIMARY ACCOUNT HOLDERS TIN/SSN (required)

☐☐☐☐

ACCOUNT NUMBER

☐☐☐☐☐☐☐☐

- **If you participate in the DRIP, we request that you notify the Company and your broker-dealer in writing at any time there is a material change in your financial condition, including failure to meet the minimum income and net worth standards as imposed by the state in which you reside.**

All Registered Account Owners are Required to Sign

x ______________________________ ____________
PRIMARY ACCOUNT OWNER DATE

x ______________________________ ____________
JOINT ACCOUNT OWNER (CUSTODIAN) DATE

CUSTODIAL ACCOUNTS REQUIRE A MEDALLION STAMP GUARANTEE FROM THE CUSTODIAN

v1016

Questions regarding your account should be directed to:
888-926-2688

www.griffincapital.com

PAGE 1 OF 1

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution
The following table sets forth the costs and expenses to be paid in connection with the sale of common stock being registered by the Registrant, all of which will be paid by the Registrant. All amounts are estimates, except the registration fee, and assume the sale of $200,000,000 of shares.

SEC registration fee	$24,240
Printing and postage expenses	20,000
Legal fees and expenses	25,000
Accounting fees and expenses	10,000
Blue sky fees and expenses	25,000
Total expenses	$104,240

Item 15.	Indemnification of Directors and Officers
Subject to any applicable limitations set forth under Maryland law or below, (i) no director or officer of the Registrant shall be liable to the Registrant or its stockholders for money damages and (ii) the Registrant shall indemnify and pay or reimburse reasonable expenses in advance of the final disposition of a proceeding to (A) any individual who is a present or former director or officer of the Registrant; (B) any individual who, while a director or officer of the Registrant and at the request of the Registrant, serves or has served as a director, officer, partner, member, manager or trustee of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise; or (C) the advisor or any of its affiliates acting as an agent of the Registrant from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity.
Notwithstanding anything to the contrary contained in clause (i) or (ii) of the paragraph above, the Registrant shall not provide for indemnification of a director, the advisor or any affiliate of the advisor (the “Indemnitee”) for any liability or loss suffered by any of them or hold an Indemnitee harmless for any liability or loss suffered by the Registrant, unless all of the following conditions are met:

(i)	the Indemnitee has determined, in good faith, that the course of conduct that caused the loss or liability was in the best interests of the Registrant;

(ii)	the Indemnitee was acting on behalf of or performing services for the Registrant;

(iii)
such liability or loss was not the result of (A) negligence or misconduct, in the case that the Indemnitee is a director (other than an independent director), an advisor or an affiliate of an advisor or (B) gross negligence or willful misconduct, in the case that the Indemnitee is an independent director;

(iv)	such indemnification or agreement to hold harmless is recoverable only out of net assets and not from stockholders; and

(v)
with respect to losses, liability or expenses arising from or out of an alleged violation of federal or state securities laws, one or more of the following conditions are met: (A) there has been a successful adjudication on the merits of each count involving alleged material securities law violations as to the Indemnitee; (B) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the Indemnitee; or (C) a court of competent jurisdiction approves a settlement of the claims against the Indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which securities of the Registrant were offered or sold as to indemnification for violations of securities laws.

The Registrant shall pay or reimburse reasonable legal expenses and other costs incurred by an Indemnitee in advance of the final disposition of a proceeding only if (in addition to the requirements of the Maryland General Corporation Law) all of the following are satisfied: (a) the proceeding relates to acts or omissions with respect to the performance of duties or services on behalf of the Registrant; (b) the legal proceeding was initiated by a third party who is not a stockholder or, if by a stockholder acting in his or her capacity as such, a court of competent jurisdiction approves such advancement; and (c) the Indemnitee provides the Registrant with written affirmation of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and undertakes to repay the amount paid or reimbursed by the Registrant, together with the applicable legal rate of interest thereon, if it is ultimately determined that the particular Indemnitee is not entitled to indemnification.

Neither the amendment nor repeal of the provision for indemnification in the Registrant’s charter, nor the adoption or amendment of any other provision of the Registrant’s charter or bylaws inconsistent with the provision for indemnification in the Registrant’s charter, shall apply to or affect in any respect the applicability of the provision for indemnification in the Registrant’s charter with respect to any act or failure to act that occurred prior to such amendment, repeal or adoption.

Item 16.	Exhibits

Exhibit No.	Description

4.1
Articles of Amendment and Restatement of Griffin-American Healthcare REIT III, Inc. dated January 15, 2014 (included as Exhibit 3.1 to Pre-Effective Amendment No. 5 to our Registration Statement on Form S-11 (File No. 333-186073) filed January 16, 2014 and incorporated herein by reference)

4.2
Bylaws of Griffin-American Healthcare REIT III, Inc. (included as Exhibit 3.2 to our Registration Statement on Form S-11 (File No. 333-186073) filed January 17, 2013 and incorporated herein by reference)

4.3
Agreement of Limited Partnership of Griffin-American Healthcare REIT III Holdings, LP (included as Exhibit 10.1 to our Registration Statement on Form S-11 (File No. 333-186073) filed January 17, 2013 and incorporated herein by reference)

4.4
Amendment to Agreement of Limited Partnership of Griffin-American Healthcare REIT III Holdings, LP (included as Exhibit 10.5 to Pre-effective Amendment No. 1 to our Registration Statement on Form S-11 (File No. 333-186073) filed April 10, 2013 and incorporated herein by reference)

4.5
Second Amendment to Agreement of Limited Partnership of Griffin-American Healthcare REIT III Holdings, LP (included as Exhibit 10.6 to Pre-effective Amendment No. 2 to our Registration Statement on Form S-11 (File No. 333-186073) filed June 6, 2013 and incorporated herein by reference)

4.6
Third Amendment to Agreement of Limited Partnership of Griffin-American Healthcare REIT III Holdings, LP (included as Exhibit 10.7 to Pre-effective Amendment No. 4 to our Registration Statement on Form S-11 (File No. 333-186073) filed November 8, 2013 and incorporated herein by reference)

4.7*	Amended and Restated Distribution Reinvestment Plan (included as Exhibit A to the prospectus)

4.8
Second Amended and Restated Share Repurchase Plan of Griffin-American Healthcare REIT III, Inc. (included as Exhibit 10.1 to our Current Report on Form 8-K (File No. 000-55434) filed December 19, 2016 and incorporated herein by reference)

5.1*	Opinion of Venable LLP as to legality of securities

23.1*	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm

23.2*	Consent of Venable LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on Signature Page)

_________

*	Filed herewith.

Item 17.	Undertakings
(a) The Registrant undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (1) to include any prospectus required by Section 10(a)(3) of the Securities Act; (2) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20.0% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (3) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that clauses (1), (2) and (3) above do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those clauses is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(b) The Registrant undertakes (1) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof and (2) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(c) The Registrant undertakes that, for the purposes of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) under the Securities Act as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B under the Securities Act or other than prospectuses filed in reliance on Rule 430A under the Securities Act, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(d) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of any employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(e) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, this 30th day of January, 2019.

GRIFFIN-AMERICAN HEALTHCARE REIT III, INC.
By:	/s/ JEFFREY T. HANSON
Jeffrey T. Hanson Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each of the persons whose signature appears below appoints and constitutes Jeffrey T. Hanson and Brian S. Peay, his true and lawful attorney-in-fact and agent for him and in his name, place and stead, in any and all capacities, to execute any and all amendments (including post-effective amendments) to the within registration statement (as well as any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended), and to file the same, together with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission and such other agencies, offices and persons as may be required by applicable law, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date

/s/ JEFFREY T. HANSON	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	January 30, 2019
Jeffrey T. Hanson

/s/ BRIAN S. PEAY	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	January 30, 2019
Brian S. Peay

/s/ DANNY PROSKY	Director	January 30, 2019
Danny Prosky

/s/ HAROLD H. GREENE	Director	January 30, 2019
Harold H. Greene

/s/ GERALD W. ROBINSON	Director	January 30, 2019
Gerald W. Robinson

/s/ J. GRAYSON SANDERS	Director	January 30, 2019
J. Grayson Sanders